As filed with the Securities and Exchange Commission on September 23, 2016

Registration No. 333-38321

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

VAIL RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0291762
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

390 Interlocken Crescent, Suite 1000 Broomfield, Colorado	80021
(Address of Principal Executive Offices)	(Zip Code)

Vail Resorts, Inc. 1993 Stock Option Plan
Vail Resorts, Inc. 1996 Long Term Incentive and Share Award Plan
(Full title of the plan)

________________________ David T. Shapiro, Esq. Executive Vice President, General Counsel and Secretary Vail Resorts, Inc. 390 Interlocken Crescent Broomfield, Colorado 80021 (303) 404-1800
(Name, address and telephone number, including area code, of agent for service)

Copy to:
John B. Beckman, Esq.
Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004-1109
(202) 637 5600

EXPLANATORY NOTE - DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-38321) (the “Registration Statement”) of Vail Resorts, Inc. (the “Company”) pertaining to 3,545,510 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), which was filed with the Securities and Exchange Commission (the “Commission”) and became effective on March 21, 1997. The Registration Statement registered 3,545,510 shares of Common Stock for sale pursuant to the Company’s 1993 Stock Option Plan and 1996 Long Term Incentive and Share Award Plan (the “Old Share Award Plans”).

The Old Share Award Plans are no longer in effect and the offering of unsold securities pursuant to the Registration Statement has been terminated. Pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes all unsold shares of Common Stock from registration under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on this 23rd day of September, 2016. The undersigned is signing this Post-Effective Amendment No. 2 on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933.

Vail Resorts, Inc.
By:	/s/ Michael Z. Barkin
Michael Z. Barkin
Executive Vice President and Chief Financial Officer